Exhibit 99.1

Annual Shareholder Meeting May 7, 2015

Forward Looking Statements. This document contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements include statements about anticipated financial results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may.“ There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements made in this document. NON-GAAP FINANCIAL MEASURES. This presentation references non-GAAP financial measures incorporating tangible equity and related measures, and core earnings excluding merger and non-recurring costs. These measures are commonly used by investors in evaluating business combinations and financial condition. GAAP earnings are lower than core earnings primarily due to merger and non-recurring expenses. Reconciliations are in earnings releases at www.berkshirebank.com.

Who We Are Assets: $7.3 billion Loans: $5.2 billion Deposits: $5.2 billion AUM: $1.4 billion Annualized Revenue: $255 million Branches: 96 plus lending offices Footprint: New England and New York Market Capitalization: $825 million NYSE: BHLB Note: all data pro-forma with Hampden

2014 Accomplishments Integrated 20 branch acquisition in Central and Eastern NY Agreed to acquire Hampden Bancorp In-market merger - closed on April 17, 2015 Top 5 deposit market share in Springfield area Expanded commercial banking and wealth management business lines through team recruitment Active balance sheet management supported margin Former Chairman of TD Banknorth, Bill Ryan, named Chairman of our Board of Directors

2014 Financial Highlights Core EPS - $1.80; GAAP EPS - $1.36 Core revenue growth: 17% (4Q14/4Q13) Core EPS growth: 20% (4Q14/4Q13) Total loan growth: 12% (FY14) 15% Commercial Loan Growth 11% Consumer Loan Growth Total deposit growth: 21% (FY14) Fee income growth: 6% (FY14) Note: GAAP EPS net of merger, restructuring and conversion related items, securities gains and out of period adjustment – all net of taxes.

Shareholder Results 3 year total shareholder return: 30% Dividend yield: 2.9% Quarterly dividend increased by 6% in 1Q15 Stock price at 12/31/14: $26.66 Recent 52 week high: $29.30 TBV/share: $17.19 BV/share: $28.17

Our Financial Goals and Objectives Return on assets > 1.00% Return on equity > 10% Return on tangible equity >15% Efficiency ratio < 60% Positive Operating Leverage Loan growth Expense management Process improvement Competitive dividend Drive Profitability

The Power of the Franchise Culture Vision Footprint

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